EXHIBIT 11.1


           COMPUTATION OF BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

          The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:

                                                                   For the three months ended March 31,
                                                                  --------------------------------------
                                                                        1999               1998 (1)
                                                                  -----------------     ----------------
                                                                         (amounts in thousands)
Net income (loss) available for common shareholders                           $959             $ (1,354)
                                                                  =================     ================

Weighted average common shares outstanding used in
    calculating basic and diluted earnings (loss) per share
                                                                             7,215                7,390
                                                                  =================     ================

Basic and diluted net income (loss) per share                                $0.13               ($0.18)
                                                                  =================     ================

    (1) Represents the period from January 30, 1998 to March 31, 1998.